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                                                                    Exhibit 99.1

Magnitude Software Enables Landmark Cornell Study Which Links Environmental Conditions to Productivity

Chester, NJ - June 30th, 2004 -- Magnitude Information Systems (Symbol: MAGY), the leading developer of Six Sigma Productivity and Anti-Injury(TM) Ergonomic Software solutions for government agencies, Fortune 500 corporations and consumers, announced the preliminary findings of an office productivity study by its Ergonomic Advisory Board Chairman, internationally renowned Cornell Professor, Dr. Alan Hedge. Presented at the 2004 Eastern Ergonomics Conference, held on June 22 nd and 23rd in New York City, this first of its kind study identified clear associations between office work performance and indoor environment conditions.

Productivity research has traditionally focused on the aggregate observation of a building and its occupants. These aggregate studies cannot define precise associations between indoor environmental conditions and individual productivity. Dr. Hedge's breakthrough research approach combines spatio-temporal indoor environmental conditions and productivity datasets to analyze individual productivity with individual indoor environmental conditions.

Utilizing Magnitude's patented ErgoEnterprise(TM) software suite for capturing and data warehousing knowledge worker activity, this revolutionary study conducted at the Florida headquarters of Insurance Office of America (IOA), one of the nation's fastest growing private broker insurance agencies, measured the effects of environmental factors (temperature, humidity and light) on knowledge workers in the office environment.

Miniature personal environment-sensing stations, located next to each employee's computer, were deployed earlier this year throughout IOA's offices to log environmental factors in conjunction with employee computer activity. The personal environment-sensing stations, manufactured by Onset Computer Corporation, logged temperature, humidity and ambient light conditions for a one month period. ErgoEnterprise(TM), deployed by IOA in early 2003 as part of a management productivity initiative, captured every element of the human/computer interface and process. keystrokes, application usage, mouse movements, internet activity, elapsed task times, etc., were captured down to the minute and second. Environmental logs were then synchronized with the ErgoEnterprise(TM) DataWarehouse, regarded by Magnitude clients as the gold standard in this new software category, providing a robust foundation for the analysis.

Preliminary Research Conclusions

         o        Results   show  clear   associations   between   office   work
                  performance and indoor environment conditions

         o Results indicate that performance decreases as conditions deviate from a thermal comfort zone

         o Reducing temperatures from 77(degree)F (25(degree)C) ) to 68(degree)F (20(degree)C:

                  -        Increases energy consumption to cool the building
                  -        Increases   costs    associated   with   the   energy
                           consumption
                  -        Increases errors by 74%
                  -        Decreases keying output by 46%
                  - Increases labor costs by 10%, per worker, per hour, in decreased productivity


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The published version of this study will be available later this summer.

The hallmark study is the brainchild of Dr. Alan Hedge, Director of Cornell's School of Human Factors and Ergonomics Laboratory. "Magnitude's ErgoEnterprise(TM) DataWarehouse was the key enabling technology, making it possible to capture and synchronize productivity with environmental data making important studies of this kind possible. Later this year we're preparing to repeat the study with other Magnitude customers, with even larger sample sizes to insure the veracity of our initial findings."

Mark  Chroscielewski,  Magnitude's  Director  of  Business  Development  stated:
"Whether one calls it spatio-temporal productivity data or a six sigma control chart, it's all about measurement. Measuring the gamut of factors which have a day in day out impact on knowledge worker productivity cannot be accomplished without capturing and data-warehousing office worker activity. Throughout the world, knowledge-workers represent a costly and significant resource to employers of all industries. Magnitude is first to market with Six Sigma applications for measurement and optimization of human/computer processes. Magnitude solves the most critical Six Sigma challenge found in non-manufacturing environments: capturing knowledge worker activity and applying quantitative metrics for measurements of productivity, fatigue and accuracy. Dr. Hedge's approach can be applied, without modification, to precisely measure the efficiency of competing software products, workstations, process interventions, management techniques, etc. Global markets are becoming increasingly more and more competitive. Enterprises that can maximize quality and productivity while minimizing resources will be the long-term winners." About Dr. Alan Hedge Alan Hedge, Ph.D., CPE is an internationally known expert in ergonomics. Dr. Hedge is a Professor in the Department of Design and Environmental Analysis, Cornell University, where he teaches and conducts research in Human Factors and Ergonomics. His work focuses on ergonomic design issues that affect the health, comfort and performance of people. He received the 2003 Alexander J. Williams design award from the Human Factors and Ergonomics Society. He co-wrote two books, 30 book chapters and over 200 articles in the ergonomics literature and related journals. He is active in several professional societies. He also consults on human factors and ergonomics with a variety of Global 1000 clients. Dr. Hedge is also the Chairman of Magnitude's Ergonomics Advisory Board.

About Magnitude Information Systems, Inc.

Magnitude Information Systems, Inc. is the leading developer of Anti-Injury(TM) ergonomic and productivity software solutions for computer users. Magnitude's unique and patented Anti-Injury(TM) software solution, ErgoEnterprise, has been proven to help companies and government agencies realize measurable productivity gains, reduced workers' compensation and medical claims costs associated with employees using computers. Magnitude's Anti-Injury(TM) software products for consumers, ErgoFUN and ErgoCoach, help children and adults at home and school reduce common ergonomic risk factors associated with people working at computers. 30-day demo downloads are available. For more information, contact Magnitude at 888-786-7774 or visit http://www.magnitude.com.

This press release contains forward-looking statements that, if not verifiable historical fact, may be viewed as forward-looking statements that could predict future events or outcomes with respect to Magnitude Information Systems, Inc., and its business. The predictions embodied in these statements will involve risks and uncertainties and accordingly, Magnitude Information Systems' actual results may differ significantly from the results discussed or implied in such forward-looking statements.

     Mark Chroscielewski
     SVP Business Development
     Magnitude Information Systems, Inc.
     Tel 888-786-7774
     Fax: 908-879-7006
     MarkC@Magnitude.com
     www.magnitude.com